EXHIBIT 10.1

FIRST AMENDMENT TO LEASE

AND EXTENSION AGREEMENT

THIS FIRST AMENDMENT TO LEASE AND EXTENSION AGREEMENT (the “First Amendment”) is made as of this 1st day of October, 2004 by and between Teachers Insurance and Annuity Association of America, a New York corporation, for the benefit of its Real Estate Account (the “Landlord”) having an office at 730 Third Avenue, New York, New York 10017 and SMTC Manufacturing Corporation of Massachusetts, a Massachusetts corporation (the “Tenant”) having a mailing address c/o SMTC Corporation, 635 Hood Road, Markham, Ontario, Canada L3R 4N6, Attention: Linda Millage, Director of Financial Reporting.

WITNESSETH:

WHEREAS, Lincoln-Franklin LLC (the “Original Landlord”) has leased certain space comprised of approximately 144,000 rentable square feet (the “Premises”) to the Tenant on the first (1st) floor in that certain building (the “Building”) located at and known as 109 Constitution Boulevard, Franklin, Massachusetts (the Building together with the land parcel on which it is situated is hereinafter called the “Property”) pursuant to that certain Lease dated August 11, 2000 (the “Lease”); and

WHEREAS, the Landlord is the owner of the Property and is the successor in interest to RREEF America REIT Corp. BB (the “Successor Landlord”) as “Landlord” under the Lease, and the Successor Landlord is the successor in interest to the Original Landlord as “Landlord” under the Lease; and

WHEREAS, SMTC Corporation, a Delaware corporation (the “Guarantor”) executed and delivered that certain Guarantee dated August 11, 2000 in favor of the Original Landlord (the “Guarantee”) in which the Guarantor guaranteed to the Original Landlord and its successors the payment and performance of all of the Tenant’s covenants, agreements and obligations on the part of the Tenant to be observed, performed and complied with under the Lease; and

WHEREAS, the Landlord and the Tenant mutually desire to extend the Term of the Lease and to amend the Lease upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions that Tenant is current as to payment of Yearly Rent and other charges under the Lease and no default of Tenant exists under the Lease which remains uncured beyond any applicable notice, grace and cure periods under the Lease, the Landlord and the Tenant hereby agree that as of the “Extended Term Commencement Date” (as said term is hereinafter defined), the Lease is hereby amended as follows:

1. As used in this First Amendment, the term “Extended Term Commencement Date” shall mean October 1, 2004 and the term “Extended Term” shall mean the period commencing on the Extended Term Commencement Date and expiring on September 30, 2014, unless sooner terminated in accordance with the terms and provisions of the Lease.

2. The term of the Lease is extended to September 30, 2014. Exhibit 1, Sheet 2 to the Lease is amended to change the meaning of the defined term “Termination Date” to the following “September 30, 2014 (unless sooner terminated in accordance with the terms and provisions of the Lease), or such later date to which the term of this Lease may be extended by Tenant pursuant to Paragraph 2 of the Rider to Lease.”

3. The Tenant is currently in possession of the Premises in its existing “As Is” condition.

4. During the Extended Term, the Tenant shall pay Yearly Rent for the Premises in accordance with the terms and provisions of the Lease, as amended by this First Amendment, as follows:

Yearly Rent

Rent Year	Annual Per Square Foot Rate	Yearly Rent	Monthly Rent
1 (10/1/2004 through and including 9/30/2005)	$4.50 per rentable square foot	$648,000.00	$54,000.00

2 (10/1/2005 through and including 9/30/2006)	$5.50 per rentable square foot	$792,000.00	$66,000.00

3 (10/1/2006 through and including 9/30/2007)	$6.00 per rentable square foot	$864,000.00	$72,000.00

4 (10/1/2007 through and including 9/30/2008)	$7.25 per rentable square foot	$1,044,000.00	$87,000.00

5 (10/1/2008 through and including 9/30/2009)	$7.50 per rentable square foot	$1,080,000.00	$90,000.00

6 (10/1/2009 through and including 9/30/2010)	$8.00 per rentable square foot	$1,152,000.00	$96,000.00

7 (10/1/2010 through and including 9/30/2011)	$8.00 per rentable square foot	$1,152,000.00	$96,000.00

8 (10/1/2011 through and including 9/30/2012)	$8.50 per rentable square foot	$1,224,000.00	$102,000.00

9 (10/1/2012 through and including 9/30/2013)	$8.50 per rentable square foot	$1,224,000.00	$102,000.00

10 (10/1/2013 through and including 9/30/2014)	$8.50 per rentable square foot	$1,224,000.00	$102,000.00

5. In the definition of “Landlord” in Exhibit 1, Sheet 1 of the Lease, the reference to “LINCOLN-FRANKLIN LLC, a Delaware limited liability company” is hereby deleted and, in replacement thereof, the following is hereby added to the Lease: “Teachers Insurance and Annuity Association of America, for the benefit of its Real Estate Account”.

6. In the definition of “Mailing Address” in Exhibit 1, Sheet 1 of the Lease, the addresses of “c/o Lincoln Property Company, 101 Arch Street, Suite 650, Boston, Massachusetts 02110, Attention: Sean V. Chrisom…with a copy to: Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts 02110, Attention: Raymond Kwasnick, Esq.” are hereby deleted and, in replacement thereof, the following is hereby added to the Lease: “730 Third Avenue, New York, New York 10017, Attention: Michael Farrell, Associate Director/Mortgage and Real Estate Division”.

7. Section 4.7 of the Lease, entitled “Landlord’s Contribution”, is hereby deleted in its entirety from the Lease.

8. The following is hereby added to subparagraph (b) of Section 26 of the Lease: “Notwithstanding anything to the contrary contained in this Lease, the Tenant acknowledges and agrees that the Landlord owns the Building as an investment for its separate Real Estate Account and the Landlord’s liability under this Lease shall be limited to the Landlord’s equity interest in the Building and the uncollected rents, issues and profits thereof without recourse to any other assets of the Landlord, whether of its separate Real Estate Account or its general account. The Tenant specifically agrees to look solely to the Landlord’s then equity interest in the Building at the time owned and the uncollected rents, issues and profits thereof, for recovery of any judgment against the Landlord and not to any other assets of the Landlord; it being specifically agreed that neither the Landlord (original or successor) nor any of its assigns, agents, servants, employees, directors, shareholders, officers, trustees and beneficiaries shall ever be personally liable for any such judgment, or for the payment of any monetary obligations to the Tenant. Nothing in this Section 26 shall limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or to take any other action which shall not involve the personal liability of Landlord to respond in monetary damages from Landlord’s assets, other than Landlord’s equity interest in the Building and the uncollected rents, issues and profits thereof.”

9. The following paragraph is hereby added as subparagraph (c) to Section 29.3 of the Lease: “Each of the Landlord and the Tenant represents and warrants to the other that it has dealt with no broker in connection with the consummation of that certain First Amendment to Lease and Extension Agreement dated as of October 1, 2004 by and between the Landlord and the Tenant other than JRT Realty Group, Inc., Cushman & Wakefield of Massachusetts, Inc. and Equis Corporation (collectively, the “Recognized Brokers”). In the event of any brokerage claims against either the Landlord or the Tenant predicated upon the other party’s prior dealing with any broker other than any of the Recognized Brokers, the party with such dealings agrees to defend the party against which such claim was made and to indemnify and hold harmless such party against any such claim (except any claim by any of the Recognized Brokers, all of which shall be paid by the Landlord pursuant to its separate agreements with the Recognized Brokers). The obligations of each of the Landlord and the Tenant contained in the preceding sentence shall expressly survive the expiration or any termination of this Lease.”

10. Paragraph 1 entitled “Security Deposit” is hereby deleted in its entirety and, in replacement thereof, the following is hereby added to the Lease:

“1.	SECURITY DEPOSIT/LETTER OF CREDIT.

Simultaneously with the Tenant’s execution and delivery of that certain First Amendment to Lease and Extension Agreement dated as of October 1, 2004 by and between the Landlord and the Tenant, the Tenant shall deposit with the Landlord a Letter of Credit in the amount and form hereafter described (the “Letter of Credit”) to be held and, as applicable, presented and drawn upon and the proceeds thereof retained and applied by the Landlord as security for the faithful payment, performance and observance by the Tenant of the terms, covenants, provisions, conditions and agreements of the Tenant under and pursuant to this Lease. It is agreed and understood that in the event of the occurrence of a default of the Tenant under the Lease beyond all applicable notice, grace, or cure periods, the Landlord may present for payment and draw upon the Letter of Credit and the Landlord shall use, apply or retain the whole or any part of the amounts available to be drawn under the Letter of Credit to the extent required for the payment of any Yearly Rent, the Tenant’s Taxes, the Tenant’s Operating Expenses, additional rent or any other sum which the Landlord may expend or be entitled to the payment of by reason of any default of the Tenant or any failure of the Tenant to pay, perform or observe any term, covenant, condition or provision of this Lease, including without limitation, any late charges, interest payments or any damages or deficiency in the re-letting of the Premises whether said damages or deficiency occurred before or after summary proceedings or other re-entry by the Landlord.

If the Landlord shall present, draw upon and apply or retain all or any portion of the amounts evidenced by the Letter of Credit, the Tenant shall immediately replenish and reinstate the amount available to be drawn under the Letter of Credit or cause a substitute Letter of Credit in the form and amount required by this Lease to be re-issued so that at all times during the Term of this Lease, the Landlord shall be entitled to draw upon the entire dollar amount of the Letter of Credit in the amounts required hereunder notwithstanding any prior presentation and draw thereon.

In addition, in the event of a termination of this Lease by the Landlord as a result of any default of the Tenant or a rejection of this Lease pursuant to the provisions of the Federal Bankruptcy Code, the Landlord shall have the right to draw upon the Letter of Credit and/or any substitute Letter of Credit or additional Letter(s) of Credit (from time to time, if necessary) to cover the full amount of damages and other amounts due from the Tenant to the Landlord under this Lease without reference, if the same is applicable, to any limitation on such damages and amounts that might otherwise be imposed by the Bankruptcy Code.

The Letter of Credit must at all times be an “irrevocable clean” commercial Letter of Credit in the amount required by this Lease. The Letter of Credit shall be in the form attached hereto as Exhibit 7 or in another form approved by Landlord, which approval Landlord shall not unreasonably withhold. The Letter of Credit shall be issued by Wachovia Bank, N.A. or another bank or financial institution approved by Landlord, which approval Landlord shall not unreasonably withhold. The Letter of Credit must be payable upon presentment in New York City, New York. In addition, the Letter of Credit shall be payable solely to the benefit of the Landlord from time to time under this Lease and shall be automatically renewable and, upon the direction of the Landlord, transferable to and payable for the benefit of any successor the Landlord under the Lease. The Letter of Credit (or substitutes thereof consistent with the terms hereof) shall be and remain presentable and payable for a period of one (1) year from the original date of issuance. The Letter of Credit shall be automatically renewable in accordance with the terms set forth in the form attached as Exhibit 7; provided, however, that if the issuer of the Letter of Credit gives notice of its election not to renew the Letter of Credit, then Tenant shall be required to deliver to Landlord a new Letter of Credit satisfying the conditions set forth in this Paragraph 1 of Rider to Lease (a “Substitute Letter of Credit”) on or before the date that is thirty (30) days prior to the expiration of the term of such Letter of Credit. If Tenant fails to deliver a Substitute Letter of Credit when required, then Landlord may, without giving any additional notice to Tenant, draw down the Letter of Credit. The proceeds from any such draw shall be held by the Landlord as a cash security deposit under this Lease to be used, applied or retained as provided herein including, without limitation, application against any defaults of the Tenant hereunder, which remain uncured beyond all applicable notice, grace or cure periods herein, from time to time arising under this Lease.

The Tenant shall bear all costs and expenses in connection with procuring the Letter of Credit (and any Substitute Letter of Credit) and maintaining it in full force and effect for the time periods required hereunder. In the event of a sale or other transfer of the Building, the Tenant shall, at its sole cost and expense, cause the Letter of Credit, in the form required hereunder (and any Substitute Letter of Credit, in the form required hereunder), to be issued to and for the benefit of such transferee or purchaser, as designated by the Landlord.

The Landlord from time to time under this Lease, shall be entitled to receive thirty (30) days prior written notice of any cancellation of the Letter of Credit for any reason and the Letter of Credit shall not be cancellable unless and until the Landlord shall have received such thirty (30) day advance written notice. Upon (i) receiving notice of cancellation of the Letter of Credit or (ii) failure of the Tenant to deliver to the Landlord a substitute Letter of Credit on or before the date which is thirty (30) days prior to any renewal date and whether or not the Tenant shall then be in default in the payment, performance or observance of any term, covenant or provision of this Lease, the Landlord shall be entitled to present, draw upon and retain the entire amount of the Letter of Credit and upon so doing, the Landlord shall be entitled to hold, apply and retain the proceeds of such payment as if it were a cash security deposit under this Lease to be applied against defaults of the Tenant, which remain uncured beyond all applicable notice, grace or cure periods herein, from time to time arising under this Lease.

It is agreed and understood that any failure of the Tenant to perform, observe or comply with any term or provision contained in this Paragraph 1 of the Rider to Lease to be performed or observed by the Tenant shall entitle the Landlord to the same rights and remedies under this Lease, as a failure by the Tenant to pay Yearly Rent as and when same shall be due and payable.

The amount of the Letter of Credit shall be Four Hundred Fifty Thousand and No/100ths ($450,000.00) Dollars.

Within thirty (30) days after the last day of the term of this Lease or the date on which all of Tenant’s obligations under this Lease have been satisfied, whichever is later, Landlord shall return all collateral held by Landlord as the Security Deposit for Tenant’s obligations under this Lease, whether in the form of the Letter of Credit, cash, or both.

Upon Landlord’s receipt and approval of the Letter of Credit and the execution and delivery of this First Amendment by all the parties hereto, Landlord shall pay to Tenant $162,750.00 representing the balance of the original cash security deposit currently held by Landlord.”

11. In the first sentence of subparagraph A of Paragraph 3 of the Rider to Lease, the word “retail” is deleted.

12. Exhibit 7 to the Lease is deleted in its entirety and is replaced with Exhibit 7 to this First Amendment.

13. All capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Lease.

14. Except as amended and modified by this First Amendment, all the terms, provisions, covenants and conditions of the Lease are hereby affirmed and ratified.

15. This First Amendment may be executed in any number of counterparts, each of which is an original, but all of which shall constitute one instrument.

[Remainder of page intentionally left blank. Signatures appear on next following page.]

IN WITNESS WHEREOF, this First Amendment to Lease and Extension Agreement has been executed as of the day and year first above written.

Landlord:	TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF AMERICA,
a New York corporation for the benefit of
its Real Estate Account

	By:	/s/ Michael Farrell
	Its:	Director

Tenant:	SMTC MANUFACTURING CORPORATION
OF MASSACHUSETTS

	By:	/s/ Patrick Dunne
	Its:	Senior Vice President

GUARANTOR:

ACKNOWLEDGED, AGREED AND
CONSENTED TO AS OF THIS
1ST DAY OF OCTOBER, 2004.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby affirms and ratifies its obligations as Guarantor under that certain Guarantee dated August 11, 2000 to guarantee to the Landlord the payment and performance of all of the covenants, agreements and obligations on the part of the Tenant to be observed, performed and complied with under the Lease.

SMTC CORPORATION,
a Delaware corporation

By:	/s/ Jane Todd
Its:	Chief Financial Officer

Guarantor’s Address:
SMTC Corporation
632 Hood Road
Markham, Ontario, Canada L3R 4N6
Attention: Linda Millage, Director of Financial Reporting

TIAA SMTC